Vishay Precision Group Reports Third Quarter 2012 Results

  Cash generated from operations was $7.3 million for the third quarter of 2012
  Net revenues for the third quarter of 2012 were $55.4 million

MALVERN, PA, November 6, 2012 (BUSINESS WIRE) -- Vishay Precision Group, Inc. (NYSE: VPG) ("VPG" or the “Company”), a leading producer of precision sensors and systems, based on its resistive foil technology, today announced results for the third quarter ended September 29, 2012.

Net revenues for the third quarter of 2012 were $55.4 million, representing a 7.7% decrease from the $60.0 million of net revenues for the comparable prior year period. Net earnings for the third quarter of 2012 were $1.9 million or $0.14 per diluted share, versus net earnings of $3.3 million, or $0.24 per diluted share for the comparable prior year period.

Net revenues for the nine months ended September 29, 2012 were $166.6 million, representing an 8.3% decrease from the $181.7 million of net revenues for the comparable prior year period. Net earnings for the nine months ended September 29, 2012 were $6.5 million or $0.47 per diluted share, versus net earnings of $9.6 million, or $0.69 per diluted share for the comparable prior year period.

Commenting on the results, Ziv Shoshani, chief executive officer of VPG, said, "The overall revenues in the third quarter of 2012 were comparable to the revenue levels in the second quarter of 2012 due to projects generating approximately two million dollars in the Weighing and Control Systems segment. The demand for the third quarter of 2012 was lower compared to the second quarter of 2012, across all regions.

Comparing the results of the third quarter of 2012 to the second quarter of 2012, net revenues remained flat at $55.4 million. Net earnings for the third quarter of 2012 decreased by $1.1 million to $1.9 million compared to the second quarter of 2012.

Our Foil Technology Products (“FTP”) segment revenues decreased from $26.6 million in the second quarter of 2012 to $26.3 million in the third quarter of 2012. The gross margin for the FTP segment decreased to 38.9% for the third quarter of 2012 compared to 42.6% for the second quarter of 2012, which is mainly due to an unfavorable product mix and plant shutdown.

The Force Sensors segment revenues decreased from $17.2 million in the second quarter of 2012 to $16.5 million for the third quarter of 2012. The gross margin for the Force Sensors segment was 21.5% in the second quarter of 2012 versus 20.2% in the third quarter of 2012. The decrease in gross margin is mainly due to lower volume and unfavorable product mix.

The Weighing and Control Systems segment revenues increased from $11.6 million in the second quarter of 2012 to $12.6 million for the third quarter of 2012, due to an increase in Onboard Weighing revenues in Europe. The gross margin for the Weighing and Control Systems segment decreased from 41.7% for the second quarter of 2012 to 40.9% in the third quarter of 2012 mainly due to an Onboard Weighing project which resulted in an unfavorable product mix.”

Outlook

Mr. Shoshani concluded, “Inclusive of the impact of the seasonality, overall demand of our business was reduced by approximately nine percent as compared to the second quarter of 2012 as we continue to see a further slowdown in all regions, and market segments. Due to the macroeconomic conditions and uncertainties we anticipate the business for the fourth quarter will result in overall revenues in the range of $49 million to $54 million.”

Conference Call and Webcast

A conference call and simultaneous audio webcast will take place at 10:00 a.m. (ET) on November 6, 2012. To access the conference call, interested parties may call 877-317-6789 or +1-412-317-6789 and enter conference number: 1001-9476, or log on to the IR page of the VPG website at http://ir.vishaypg.com for listen-only mode.

A replay will be available approximately one hour after the completion of the call by calling toll-free 877-344-7529 or internationally +1-412-317-0088 and using the conference number: 1001-9476. The replay will also be available on the IR page of the VPG website at http://ir.vishaypg.com. It will be available via phone and website for a limited time.

About Vishay Precision Group

Vishay Precision Group (VPG) is an internationally recognized designer, manufacturer and marketer of: components based on its resistive foil technology; sensors; and sensor-based systems specializing in the growing markets of stress, force, weight, pressure, and current measurements. VPG is a market leader of Foil Technology Products, providing ongoing technology innovations in precision foil resistors and foil strain gages, which are the foundation of the Company's Force Sensors Products and its Weighing and Control Systems. The product portfolio consists of a variety of well-established brand names recognized for precision and quality in the marketplace. To learn more, visit VPG at www.vishaypg.com.

Forward-Looking Statements

From time to time, information provided by us, including but not limited to statements in this report, or other statements made by or on our behalf, may contain "forward-looking" information within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks, uncertainties, and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from those anticipated.

Such statements are based on current expectations only, and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, expected, estimated, or projected. Among the factors that could cause actual results to materially differ include: general business and economic conditions, changes in the current pace of economic recovery, including if such recovery stalls or does not continue as expected; difficulties in integrating acquired companies, the inability to realize anticipated synergies and expansion possibilities, unexpected costs or difficulties related to our spinoff and other unanticipated conditions adversely affecting the operation of these companies; difficulties in new product development; changes in competition and technology in the markets that we serve and the mix of our products required to address these changes; changes in foreign currency exchange rates; difficulties in implementing our cost reduction strategies such as underutilization of production facilities, labor unrest or legal challenges to our lay-off or termination plans, operation of redundant facilities due to difficulties in transferring production to lower-labor-cost countries; and other factors affecting our operations, markets, products, services, and prices that are set forth in our annual report on Form 10-K for the year ended December 31, 2011. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

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Vishay Precision Group, Inc.
Joseph DeSimone
Investor Relations
484-321-5327
Investors@VishayPG.com

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Summary of Operations
(Unaudited - In thousands, except per share data)

	Fiscal quarter ended
	September 29,	October 1,
	2012	2011
Net revenues	$55,430	$60,037
Costs of products sold	36,691	38,845
Gross profit	18,739	21,192
Gross margin	33.8%	35.3%
Selling, general, and administrative expenses	15,646	16,482
Operating income	3,093	4,710
Operating margin	5.6%	7.8%
Other income (expense):
Interest expense	(75)	(70)
Other	(295)	(763)
Total other income (expense) - net	(370)	(833)
Income before taxes	2,723	3,877
Income tax expense	811	639
Net earnings	1,912	3,238

Less: net loss attributable to noncontrolling interests	(30)	(62)
Net earnings attributable to VPG stockholders	$1,942	$3,300

Basic earnings per share attributable to VPG stockholders	$0.15	$0.25

Diluted earnings per share attributable to VPG stockholders	$0.14	$0.24

Weighted average shares outstanding - basic	13,371	13,346

Weighted average shares outstanding - diluted	13,893	13,831

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Summary of Operations
(Unaudited - In thousands, except per share data)

	Nine fiscal months ended
	September 29,	October 1,
	2012	2011
Net revenues	$166,606	$181,695
Costs of products sold	109,136	117,403
Gross profit	57,470	64,292
Gross margin	34.5%	35.4%

Selling, general, and administrative expenses	47,923	49,898
Operating income	9,547	14,394
Operating margin	5.7%	7.9%
Other income (expense):
Interest expense	(216)	(227)
Other	15	(629)
Total other income (expense) - net	(201)	(856)
Income before taxes	9,346	13,538
Income tax expense	2,796	3,911
Net earnings	6,550	9,627

Less: net earnings attributable to noncontrolling interests	24	51
Net earnings attributable to VPG stockholders	$6,526	$9,576

Basic earnings per share attributable to VPG stockholders	$0.49	$0.72

Diluted earnings per share attributable to VPG stockholders	$0.47	$0.69

Weighted average shares outstanding - basic	13,366	13,342

Weighted average shares outstanding - diluted	13,881	13,820

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Balance Sheets
(In thousands)

	September 29,	December 31,
	2012	2011
Assets	(unaudited)	(audited)
Current assets:
Cash and cash equivalents	$89,250	$80,828
Accounts receivable, net	33,421	34,214
Net inventories	49,413	49,098
Deferred income taxes	4,570	4,638
Prepaid expenses and other current assets	10,142	8,964
Total current assets	186,796	177,742

Property and equipment, net	52,870	53,738
Intangible assets, net	9,008	11,102
Other assets	13,830	14,023
Total assets	$262,504	$256,605

Liabilities and equity
Current liabilities:
Trade accounts payable	$10,150	$11,458
Payroll and related expenses	12,390	12,741
Other accrued expenses	9,150	9,538
Income taxes	1,682	2,842
Current portion of long-term debt	185	185
Total current liabilities	33,557	36,764

Long-term debt less current portion	11,325	11,463
Deferred income taxes	2,892	2,873
Other liabilities	8,033	7,769
Accrued pension and other postretirement costs	12,840	12,798
Total liabilities	68,647	71,667

Commitments and contingencies

Equity:
Common stock	1,235	1,232
Class B common stock	103	103
Capital in excess of par value	181,553	180,758
Retained earnings	23,191	16,665
Accumulated other comprehensive income (loss)	(12,352)	(13,973)
Total Vishay Precision Group, Inc. stockholders' equity	193,730	184,785
Noncontrolling interests	127	153
Total equity	193,857	184,938
Total liabilities and equity	$262,504	$256,605

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Statements of Cash Flows
(Unaudited - In thousands)

	Nine fiscal months ended
	September 29,	October 1,
	2012	2011
Operating activities
Net earnings	$6,550	$9,627
Adjustments to reconcile net earnings to
net cash provided by operating activities:
Depreciation and amortization	8,727	8,425
Loss on disposal of property and equipment	219	20
Inventory write-offs for obsolescence	996	718
Share based compensation expense	866	1,149
Other	(537)	(3,084)
Changes in operating assets and liabilities	(3,303)	(7,155)
Net cash provided by operating activities	13,518	9,700

Investing activities
Purchase of property and equipment	(5,805)	(10,347)
Proceeds from sale of property and equipment	271	143
Net cash used in investing activities	(5,534)	(10,204)

Financing activities
Principal payments on long-term debt and capital lease obligations	(136)	(90)
Net changes in short-term borrowings	-	1,326
Distributions to noncontrolling interests	(50)	(15)
Net cash (used in) provided by financing activities	(186)	1,221
Effect of exchange rate changes on cash and cash equivalents	624	356

Increase in cash and cash equivalents	8,422	1,073

Cash and cash equivalents at beginning of year	80,828	82,245
Cash and cash equivalents at end of year	$89,250	$83,318